Exhibit 1

FORM 25 (Saskatchewan)
FORM 26 (Newfoundland)
FORM 27 (British Columbia, Alberta, Ontario & Nova Scotia)

Material Change Report Pursuant To

Clause 84(1)(b) of the Securities Act, 1988, S.S. 1988 c. S-42.2
Subsection 67(1) of the Securities Act, S.B.C. 1985 c. 83
Subsection 118(1) of the Securities Act, R.S.A. 1981 c. S-6.1
Subsection 75(2) of the Securities Act, R.S.O. 1980 c. 466
Subsection 73 of the Securities Act, R.S.Q. c.V-1 - 1.1
Subsection 81(2) of the Securities Act, R.S.N.S. 1989 c. 418
Subsection 76(2) of the Securities Act, 1990 S. Nfld. c. 48

ITEM 1 -	Reporting Issuer:

Cameco Corporation (“Cameco”)

ITEM 2 -	Date of Material Change:

June 13, 2003

ITEM 3 -	Press Release:

The English version and the French translation version of the press releases relating to this material change were distributed and filed by Canadian Corporate News through their Canadian Timely Disclosure Pack and U.S. Timely Disclosure Pack on June 13, 2003.

ITEM 4 -	Summary of Material Change:

On June 13, 2003 Cameco announced new Bruce A restart target dates.

ITEM 5 -	Full Description of Material Change:

On June 13, 2003 Cameco confirmed information on the Bruce A restart dates that was released on the same day by British Energy plc, which previously held a majority interest in the Bruce Power Limited Partnership. Cameco indirectly holds a 31.6% interest in this partnership, which operates the Bruce nuclear power plants in Ontario.

Bruce Power has advised that the two Bruce A reactors are targeted to restart by the end of June and the end of July respectively. The restart schedule and operation of the units at full power are subject to regulatory approval and are affected by many factors inherent in a large and complex project. In its first quarter report to shareholders for 2003, Cameco had disclosed that the two Bruce A units would begin the process of restarting in early May and early June, with full production expected by the end of May and June 2003, respectively.

Statements contained in this material change report which are not historical facts are forward-looking statements that involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Although Cameco believes that the assumptions inherent in the forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of June 13, 2003, being the date of the Cameco press release upon which this material change report is based. Cameco disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ITEM 6 -	Reliance on Subsection 84(2) (SK), Subsection 67(2) (BC), Subsection 118(4) (AB), Subsection 75(3) (ON), Section 74 (PQ), Subsection 81(3) (NS), and Subsection 76(3) (NF):

None Applicable

ITEM 7 -	Omitted Information:

None Applicable

ITEM 8 -	Senior Officer:

Gary M.S. Chad Senior Vice-President, Law, Regulatory Affairs and Corporate Secretary Cameco Corporation (306) 956-6303

ITEM 9 -	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

DATED at Saskatoon, Saskatchewan the 23rd day of June, 2003.

“Gary M.S. Chad”

Gary M.S. Chad
Senior Vice-President, Law, Regulatory
Affairs and Corporate Secretary

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